EXHIBIT 99.1


		[ATHEROGENICS, INC. LOGO]

FOR IMMEDIATE RELEASE

         AtheroGenics Announces Closing of $100 Million of Its 4.5% Convertible Debt

ATLANTA, GA - August 19, 2003 - AtheroGenics, Inc. (Nasdaq: AGIX) today announced that it has completed the sale of $100 million of its 4.5% Convertible Notes due 2008, which includes the exercise by the initial purchasers of their entire option to purchase an additional $20 million principal amount of the Notes. The Notes are convertible into AtheroGenics, Inc. common stock at a conversion rate of 65.1890 shares per $1,000 principal amount of notes (reflecting a premium of approximately 22.5% relative to the NASDAQ closing price for AGIX common stock of $12.52 on August 13, 2003).

As previously announced, AtheroGenics expects to use the proceeds of the offering for research and development activities and for general corporate purposes.

The Notes and common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially. These risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including but not limited to the risks discussed in AtheroGenics' Form 10-K for fiscal 2002 and our Quarterly Reports on Form 10-Q and periodic reports on Form 8-K. These documents may be examined at public reference facilities maintained by the SEC or accessed through the SEC's web site http://www.sec.gov.

AtheroGenics, Inc.          Investor Relations          Media Inquiries
Mark P. Colonnese           Lilian Stern                   Rosa Herrera
Senior Vice President       Stern Investor Relations  Fleishman Hillard
678-336-2511                212-362-1200                   404-739-0153
investor@atherogenics.com   lilian@sternir.com   herrerar@fleishman.com